EXHIBIT 99.1

Shutterstock Reports Second Quarter 2017 Financial Results

New York - August 2, 2017 - Shutterstock, Inc. (NYSE: SSTK), a leading global technology company offering a creative platform for high-quality assets, tools and services, today announced financial results for the second quarter ended June 30, 2017.

Founder and CEO Jon Oringer said, “We continued to make solid operational progress in the second quarter. We’ve built better technology, reorganized our talent, improved pricing and packaging and have acquired or launched assets that we believe will define the future of this business. While the actions that we are taking impact short-term financial results, they also ensure that we can deliver profitable growth over time and that we bolster emerging growth businesses - Motion, Editorial, Webdam and Custom Content - which have a tremendous growth profile. For example, our recent acquisition of Flashstock serves a growing base of enterprise marketers seeking on-brand custom content to feed the ever-growing visual demands of multiple marketing channels. We believe we have the right set of tools to take on what we believe is a $7 billion addressable market. Overall, we are confident that the changes and investments we are making and continue to make in our business will translate into strong returns for our shareholders.”

Second Quarter 2017 highlights as compared to Second Quarter 2016:

Financial Highlights

•	Revenue increased 8% to $134.0 million

•	Income from operations decreased 69% to $3.3 million

•	Net income decreased 58% to $3.1 million

•	Adjusted EBITDA decreased 19% to $18.3 million

•	Diluted EPS decreased 55% to $0.09 per share

Key Operating Metrics

•	Paid downloads decreased 2%

•	Revenue per download increased 9%

•	Image collection expanded 57% to 144.7 million images

•	Video collection expanded 55% to 7.6 million clips

SECOND QUARTER RESULTS

Revenue
Revenue of $134.0 million for the second quarter of 2017 increased $9.6 million or 8%, as compared to the second quarter of 2016. This increase is attributable to customer acquisition through our e-commerce platform, as well as our continued expansion in enterprise sales. Excluding the impact of foreign currency movements, revenue growth was approximately
9% in the second quarter of 2017.

Income from Operations
Income from operations of $3.3 million for the second quarter of 2017 decreased $7.2 million as compared to the second quarter of 2016, driven by an increase in operating expenses primarily due to higher royalty costs associated with increased levels of revenue, increased spend in marketing and increased administrative expenses.

Net Income
Net income of $3.1 million, or $0.09 per diluted share, for the second quarter of 2017 decreased $4.2 million as compared with $7.2 million, or $0.20 per diluted share, in the second quarter of 2016 primarily due to the decline in operating performance and a higher-effective tax rate, which was partly offset by non-operating transactional gains related to foreign currency as compared to the second quarter of 2016.

Adjusted EBITDA
Adjusted EBITDA of $18.3 million for the second quarter of 2017 decreased $4.2 million or 19%, as compared to the second quarter of 2016 driven primarily by increased operating expenses as a percent of revenue. Adjusted EBITDA includes $1.0 million of one-time transaction costs associated with our previously announced Flashstock acquisition and severance expense. Adjusted EBITDA is defined as net income adjusted for foreign currency transaction gains and losses, changes in fair value of contingent consideration related to acquisitions, interest income and expense, income taxes, depreciation, amortization, disposals, and non-cash equity-based compensation.

Adjusted Net Income
Adjusted net income, which excludes the impact of non-cash equity-based compensation, amortization of acquisition-related intangible assets, changes in fair value of contingent consideration related to acquisitions and the estimated tax impact of such adjustments was $8.3 million, or $0.24 per diluted share, for the second quarter of 2017 as compared to $12.7 million or $0.36 per diluted share, in the second quarter of 2016.

LIQUIDITY

Our cash, cash equivalents and short term investments decreased by $13.6 million to $265.5 million at June 30, 2017 as compared with $279.2 million at December 31, 2016. This decrease reflects approximately $25.0 million of cash used to repurchase shares of the Company’s outstanding common stock, $25.8 million of cash used for capital expenditures and a payment of contingent consideration of $10.0 million related to the 2015 acquisition of PremiumBeat, which were partially offset by cash generated from operations.

Free cash flow was $10.1 million in the second quarter of 2017, an increase of $0.7 million from the second quarter of 2016. This increase is primarily related to improved cash flows generated by our operations, partly offset by an increase in capital expenditures of $3.8 million, which was primarily related to software development and enhancements to our information infrastructure during the period. Free cash flow is defined as cash provided by operating activities adjusted for capital expenditures and content acquisition.

STOCK REPURCHASE PROGRAM

During the second quarter of 2017, we did not repurchase shares of our stock pursuant to our existing stock repurchase program. Through June 30, 2017, we have repurchased 2.6 million shares of our stock for a total of $100.0 million under the stock repurchase program at an average per-share price of $39.09. In February 2017, our Board of Directors approved an increase to the stock repurchase program, pursuant to which the Company is authorized to purchase an additional $100 million of our common stock, and as of June 30, 2017 there was $100 million available for purchases under these authorizations.

The stock repurchase program, which commenced in November 2015, authorizes management to purchase shares from time to time through open market purchases or privately negotiated transactions at prevailing prices as permitted by securities laws and other legal requirements. The timing and amount of any future share repurchases will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program may be modified, suspended or discontinued at any time.

OPERATING METRICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions, except revenue per download)
Number of paid downloads	42.7	43.4	86.2	84.6
Revenue per download (1)	$3.05	$2.81	$2.98	$2.79
Content in our collection (end of period)(2):
Images	144.7	92.1	144.7	92.1
Videos	7.6	4.9	7.6	4.9
_______________________________________________________________________________________________________________________
(1)  Revenue per download metric excludes the impact of revenue not associated with content downloads.
(2) Represents images (photographs, vectors and illustrations) and video clips available on shutterstock.com at the end of the period. We exclude content that is not uploaded directly to our site but is available to our customers through an application program interface and certain images that may be licensed for editorial use only.

FINANCIAL OUTLOOK

“We are revising our financial guidance for 2017, due primarily to lower than expected revenue as a result of the mix shift in our e-commerce business, and our continuing investment in the business at the level we expected coming into the year,” said Steven Berns, COO and CFO.  “We believe that the actions we are taking will have a positive impact on the long-term value we derive from our customers.”

The Company’s current expectations for the full year 2017, reduced from those previously announced, are as follows:

•	Revenue of $535-545 million, down from $545-560 million

•	Income from Operations of $30-40 million, down from $47-52 million

•	Adjusted EBITDA of $85-$95 million, down from $105-110 million

•	Non-cash equity-based compensation expense of approximately $30 million

•	Effective tax rate in mid-30’s%

•	Capital Expenditures of approximately $45 million, including capitalized labor of approximately $20 million

NON-GAAP FINANCIAL MEASURES

Shutterstock defines adjusted EBITDA as net income adjusted for foreign currency transaction gains and losses, changes in fair value of contingent consideration related to acquisitions, interest income and expense, income taxes, depreciation, amortization, disposals and non-cash equity-based compensation; adjusted net income as net income excluding the impact of non-cash equity-based compensation, the amortization of acquisition-related intangible assets and changes in the fair value of contingent consideration related to acquisitions and the estimated tax impact of such adjustments; revenue growth on a constant currency basis (expressed as a percentage) as the increase in current period revenues over prior period revenues, utilizing fixed exchange rates for translating foreign currency revenues for both periods; adjusted EBITDA margin (expressed as a percentage) as the ratio of adjusted EBITDA to revenue; adjusted EBITDA growth on a constant currency basis (expressed as a percentage) as the increase in current period adjusted EBITDA over prior period adjusted EBITDA, utilizing fixed exchange rates for translating foreign currency revenues and expenses for both periods; and free cash flow as cash provided by/(used in) operating activities adjusted for capital expenditures and content acquisition. These figures have not been calculated in accordance with United States generally accepted accounting principles (GAAP) and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted EBITDA, adjusted net income, revenue growth on a constant currency basis, adjusted EBITDA growth on a constant currency basis and free cash flow should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Shutterstock’s management uses the non-GAAP financial measures adjusted EBITDA, adjusted EBITDA margin, adjusted net income, revenue growth on a constant currency basis, adjusted EBITDA growth on a constant currency basis and free cash flow, in conjunction with GAAP financial measures, as an integral part of managing the business and to, among other things: (i) monitor and evaluate the performance of Shutterstock’s business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of Shutterstock’s management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, revenue growth on a constant currency basis and adjusted EBITDA growth on a constant currency basis are useful to investors to provide them with disclosures of Shutterstock’s operating results on the same basis as that used by management. Additionally, management believes that adjusted EBITDA and adjusted net income provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to Shutterstock’s underlying operating performance and, with respect to revenue growth and adjusted EBITDA growth on a constant currency basis, provides useful information to investors by eliminating the effect of foreign currency fluctuations that are not directly attributable to Shutterstock’s business. Additionally, management believes that providing these non-GAAP financial measures enhances the comparability for investors in assessing Shutterstock’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

A reconciliation of the differences between adjusted EBITDA, adjusted net income, and free cash flow, and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Consolidated Balance Sheets. We do not provide a reconciliation of adjusted EBITDA guidance to net income guidance, as the impact of net non-operating foreign currency exchange gains or losses which are excluded from adjusted EBITDA is inherently uncertain and difficult to estimate and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

EARNINGS TELECONFERENCE INFORMATION

The Company will discuss its second quarter financial results during a teleconference today, August 2, 2017, at 8:30 AM ET.  The conference call can be accessed in the U.S. at (844) 634-1442 or outside the U.S. at (615) 247-0239 with the conference ID# 46485718.  A live audio webcast of the call will also be available simultaneously at http://investor.shutterstock.com.

Following completion of the call, a recorded replay of the webcast will be available in the investor relations section of Shutterstock’s website. A telephone replay of the call will also be available until August 9, 2017 in the U.S. at (855) 859-2056 or outside the U.S. at (404) 537-3406 with the conference ID# 46485718.

Additional investor information can be accessed at http://investor.shutterstock.com.

ABOUT SHUTTERSTOCK

Shutterstock, Inc. (NYSE: SSTK), directly and through its group subsidiaries, is a leading global provider of high-quality licensed photographs, vectors, illustrations, videos and music to businesses, marketing agencies and media organizations around the world. Working with its growing community of over 250,000 contributors, Shutterstock adds hundreds of thousands of images each week, and currently has more than 140 million images and more than 7 million video clips available.

Headquartered in New York City, Shutterstock has offices around the world and customers in more than 150 countries. The company also owns Bigstock, a value-oriented stock media agency; Flashstock, a custom content creation platform; Offset, a high-end image collection; PremiumBeat a curated royalty-free music library; Rex Features, a premier source of editorial images for the world's media; and Webdam, a cloud-based digital asset management service for businesses.

For more information, please visit www.shutterstock.com and follow Shutterstock on Twitter and on Facebook.

SAFE HARBOR PROVISION

Statements in this press release regarding management’s future expectations, predictions, beliefs, goals, intentions, plans, prospects or strategies, including statements regarding Shutterstock’s future financial and operating performance on both a GAAP and non-GAAP basis and statements regarding Shutterstock’s ability to deliver sustained financial growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including risks related to any unforeseen changes to or the effects on liabilities, financial condition, future capital expenditures, revenue, expenses, net income or loss, synergies and future prospects; our inability to continue to attract and retain customers and contributors to our online marketplace for creative content; competitive factors; our inability to innovate technologically or develop, market and offer new products and services; unforeseen costs related to infringement claims, indemnification claims and the inability to prevent misuse of our digital content; our inability to increase market awareness of Shutterstock and our products and services; our inability to effectively manage our growth; our inability to grow at historic growth rates; technological interruptions that impair access to our websites; assertions by third parties of infringement of intellectual property rights by Shutterstock, our inability to effectively manage risks associated with operating internationally; our exposure to foreign exchange rate risk; our inability to address risks associated with sales to large corporate customers; government regulation of the internet; increased laws related to the handling of personal data; actions by governments to restrict access to our products and services; our inability to effectively expand our operations into new products, services and technologies; our inability to protect the confidential information of customers; increased tax liabilities associated with our worldwide operations, including our exposure to withholding, sales and transaction tax liabilities; general economic and political conditions worldwide; our ability to successfully integrate acquisitions and the associated technology and achieve operational efficiencies; and other factors and risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in other documents that may be filed by Shutterstock from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, Shutterstock’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Shutterstock is providing the information in this press release as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Media Contact:	Investor Contact:
Siobhan Aalders	Josh Hochberg
917 563 4991	212.446.1892
press@shutterstock.com	jhochberg@sloanepr.com

Shutterstock, Inc.
Consolidated Statements of Operations
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue	$133,995	$124,419	$264,219	$241,071

Operating expenses:
Cost of revenue	57,289	52,245	109,700	100,308
Sales and marketing	37,109	31,571	69,612	58,659
Product development	12,892	11,971	23,936	23,196
General and administrative	23,420	18,155	47,383	37,609
Total operating expenses	130,710	113,942	250,631	219,772
Income from operations	3,285	10,477	13,588	21,299
Other income (expense), net	1,510	(212)	1,965	(224)
Income before income taxes	4,795	10,265	15,553	21,075
Provision for income taxes	1,729	3,016	5,884	7,693
Net income available to common stockholders	$3,066	$7,249	$9,669	$13,382

Net income per common share available to common stockholders:
Basic	$0.09	$0.21	$0.28	$0.38
Diluted	$0.09	$0.20	$0.27	$0.37

Weighted average common shares outstanding:
Basic	34,581	34,957	34,589	35,166
Diluted	35,250	35,642	35,421	35,870

Shutterstock, Inc.
Consolidated Balance Sheets
(In thousands, except par value amount)
(Unaudited)

	June 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$210,550	$224,190
Short-term investments	54,963	54,972
Accounts receivable, net	38,178	38,107
Prepaid expenses and other current assets	29,241	22,569
Total current assets	332,932	339,838
Property and equipment, net	69,469	56,101
Intangibles assets, net	30,157	30,157
Goodwill	50,977	49,271
Deferred tax assets, net	22,312	23,013
Other assets	5,117	3,398
Total assets	$510,964	$501,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,042	$7,305
Accrued expenses	44,368	41,106
Contributor royalties payable	20,777	20,473
Deferred revenue	135,990	122,235
Other liabilities	1,517	12,378
Total current liabilities	205,694	203,497
Deferred tax liability, net	1,836	2,147
Other non-current liabilities	11,891	9,438
Total liabilities	219,421	215,082
Commitment and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 37,171 and 36,926 shares issued and 34,612 and 34,816 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	372	369
Treasury stock, at cost; 2,559 and 2,110 shares as of June 30, 2017 and December 31, 2016, respectively	(100,027)	(77,567)
Additional paid-in capital	262,056	251,890
Accumulated other comprehensive loss	(8,926)	(17,061)
Retained earnings	138,068	129,065
Total stockholders’ equity	291,543	286,696
Total liabilities and stockholders’ equity	$510,964	$501,778

Shutterstock, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In thousands, except per share information)
(Unaudited)
Adjusted EBITDA, adjusted net income and free cash flow are not financial measures under United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that they fail to address. We present non-GAAP financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$3,066	$7,249	$9,669	$13,382
Add:
Depreciation and amortization	7,765	4,801	14,721	9,005
Non-cash equity-based compensation	7,287	7,252	13,243	14,605
Other adjustments, net (1)	(1,510)	212	(1,965)	1,875
Provision for income taxes	1,729	3,016	5,884	7,693
Adjusted EBITDA(2)	$18,337	$22,530	$41,552	$46,560

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$3,066	$7,249	$9,669	$13,382
Add/(less):
Non-cash equity-based compensation	7,287	7,252	13,243	14,605
Tax effect of non-cash equity-based compensation (3)	(2,679)	(2,610)	(4,869)	(5,197)
Acquisition-related amortization expense	1,054	1,086	2,076	2,257
Tax effect of acquisition-related amortization expense (3)	(388)	(399)	(764)	(830)
Change in fair value of contingent consideration	—	130	—	2,495
Tax effect of change in fair value of contingent consideration (3)	—	(48)	—	(917)
Adjusted net income	$8,340	$12,660	$19,355	$25,795
Adjusted net income per diluted common share	$0.24	$0.36	$0.55	$0.72

Weighted average diluted shares	35,250	35,642	35,421	35,870

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$23,220	$18,773	$40,405	$40,240
Capital expenditures	(12,303)	(8,504)	(25,769)	(16,294)
Content acquisition	(798)	(834)	(1,551)	(1,462)
Free cash flow	$10,119	$9,435	$13,085	$22,484

_______________________________________________________________________________________________________________________
(1)  Included in other adjustments, net is foreign currency transaction gains and losses, changes in fair value of contingent consideration related to acquisitions, and interest income and expense.
(2)  Earnings/(loss) before foreign currency transaction gains and losses, changes in fair value of contingent consideration related to acquisitions, interest income and expense, income taxes, depreciation, amortization, disposals and non-cash equity-based compensation.
(3) Estimated tax effect of adjusted net income adjustments reflects the consolidated blended tax rate as applied to the taxable portion of the adjustment.

Shutterstock, Inc.
Supplemental Financial Data
(Unaudited)

Historical Operating Metrics

	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
	(in millions, except revenue per download)
Number of paid downloads	42.7	43.5	42.1	41.2	43.4	41.2	39.8	38.1	35.9
Revenue per download (1)	$3.05	$2.91	$3.02	$2.91	$2.81	$2.77	$2.86	$2.76	$2.85
Content in collection (end of period): (2)
Images	144.7	132.0	116.2	102.7	92.1	81.0	71.4	63.7	57.2
Videos	7.6	6.9	6.2	5.4	4.9	4.2	3.7	3.3	3.0

_______________________________________________________________________________________________________________________
(1) Revenue per download metric excludes the impact of revenue not associated with content downloads.
(2) Images (photographs, vectors and illustrations) and video clips available on shutterstock.com at the end of the period. We exclude content that is not uploaded directly to our site but is available to our customers through an application program interface and certain images that may be licensed for editorial use only.